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                                                EXHIBIT 99.3

                     UNION TEXAS PETROLEUM
                              (LETTERHEAD)

NEWS RELEASE

Contact:   Carol L. Cox
	         (713) 968-2714

        UNION TEXAS PETROLEUM REPORTS THREE DISCOVERIES IN PAKISTAN

     HOUSTON, FEBRUARY 21, 1995 -- Union Texas Petroleum Holdings, Inc. today reported three discoveries in the Badin area of southeastern Pakistan by its wholly-owned subsidiary, Union Texas Pakistan, Inc. Union Texas Pakistan serves as operator of a joint venture group with the Oil and Gas Development Corporation (OGDC), which is the Pakistan government oil company, and Occidental Petroleum (Pakistan), Inc.

     The Tangri No. 2 exploration well flowed at a daily rate of 1,704 barrels of oil on a 16/64-inch choke with 850 pounds-per-square-inch (psi) flowing tubing pressure from the Lower Goru formation between 7,180 and 7,192 feet. Union Texas Pakistan said an initial production facility currently is being installed at the Tangri location, which is the venture's northernmost oil discovery to date in its Badin concession area. Production from the Tangri well is expected to commence in the first quarter of 1995.

     The Liari Deep No. 1 exploration well was drilled to test deeper horizons beneath the Liari field's oil pay zones in the upper sands of the Lower Goru formation. The Liari Deep No. 1 well flowed at a daily rate of 2 million cubic feet of gas on a 54/64-inch choke with 118 psi flowing tubing pressure from the basal sands of the Lower Goru between 9,683 and 9,726 feet.
The well also was tested at a daily rate of 7 million cubic feet of gas and 188 barrels of oil on a 32/64-inch choke with 1,700 psi flowing tubing pressure from the middle sands of the Lower Goru between 8,828 and 8,883 feet. Union Texas Pakistan has shut in the well until the shallower oil pays have been depleted and an existing oil pipeline can be converted to a gas transmission line.

     Both the Tangri and Liari Deep discoveries are located on the venture's Badin-I concession area. Union Texas Pakistan and Occidental Petroleum (Pakistan) each has a 30% working interest in the Tangri and Liari Deep wells, with OGDC holding the remaining 40% working interest.





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     The Zaur No. 1 exploration well has not yet been tested,
pending evaluation of the oil rim potential by an appraisal well. Union Texas said a second well is planned to be drilled on the Zaur field during 1995 and a gas pipeline is being evaluated to link the Zaur field to the venture's gas processing facility at the Bukhari field. The Zaur well is located on the venture's Badin-II concession area, in which Union Texas Pakistan and Occidental Petroleum (Pakistan) each holds a 25.5% working interest. The remaining working interest is held by OGDC with 49%.

     Since 1977, the Union Texas Pakistan venture has drilled a total of 114 exploration and appraisal wells in the Badin concession areas, of which 62 have been successful. The venture plans to drill as many as 15 exploration wells in 1995.

     During 1994, the venture produced an average of about 19,800 barrels of oil and 170 million cubic feet of gas daily, accounting for about 33% of Pakistan's total domestic oil production and approximately 10% of the country's gas output.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and Pakistan.
The company also has petrochemical interests in the U.S.

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